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                                                                    EXHIBIT 12.1

HALLIBURTON COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in millions of dollars, except for ratios)
(Unaudited)

                                                  For the six                             Year Ended December 31,
                                                  months ended      ---------------------------------------------------------------
                                                   June 2003        2002            2001           2000          1999          1998
                                                  ------------      -----          ------          ----          ----          ----
Earnings available for fixed charges:
     Income (loss) from continuing operations
     before income taxes, minority interests,
     and cumulative effects or accounting
     changes, net:                                    $191          $(228)         $  954          $335          $307          $ 55
     Add:
          Distributed Earnings from equity in
          unconsolidated affiliates                     56             19              25            27            57            93
          Fixed charges                                 80            168             209           203           194           185
                                                      ----          -----          ------          ----          ----          ----
          Subtotal                                    $327          $ (41)         $1,188          $565          $558          $343

     Less:
          Undistributed equity in earnings and
          losses of unconsolidated affiliates            0             74             107            88            99           154
                                                      ----          -----          ------          ----          ----          ----
          Total                                       $327          $(115)         $1,081          $477          $459          $189

Fixed Charges:
     Interest expense                                 $ 52          $ 113          $  147          $146          $141          $134
     Rental expense representative of interest          28             55              62            57            53            61
                                                      ----          -----          ------          ----          ----          ----
          Total                                       $ 80          $ 168          $  209          $203          $194          $195

Ratio of Earnings to Fixed Charges                     4.1             (a)            5.2           2.3           2.4            (a)


(a) For the years ended December 31, 2002 and 1998, earnings were inadequate to cover fixed charges by $283 million and $6 million, respectively.